AMENDMENT NO. 1 dated June 14, 2023
to PRICING SUPPLEMENT dated May 31, 2023
(To the Prospectus and Prospectus Supplement, each dated
April 13, 2023, Product Supplement no. WF-1-I dated April 13,
2023 and Underlying Supplement no. 1-I dated April 13, 2023)	Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-270004 and 333-270004-01
JPMorgan Chase Financial Company LLC Global Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Market Linked Securities — Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due June 5, 2025

The diagram entitled “Hypothetical Payout Profile” under the section entitled “Hypothetical Examples and Returns” in the pricing supplement dated May 31, 2023, related to the securities referred to above (the “pricing supplement”), is amended, replaced and superseded in its entirety by the following:

Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
24.60%
100% of Fund return, subject to the maximum return
100% of the absolute value return for decrease of not more than 15%
-15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Fund Return

CUSIP:	48133VY87

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” on page PS-9 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Pricing supplement dated May 31, 2023:
http://www.sec.gov/Archives/edgar/data/1665650/000121390023045715/ea155849_424b2.htm

Product supplement no. WF-1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029547/ea152823_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Wells Fargo Securities